EXHIBIT  10.10

Summary of Barry L. McCabe 2012 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $295,000 for Barry L. McCabe, with a bonus target of $295,000.  Mr. McCabe is also entitled to participate in the benefit plans provided by Knoll that are generally available to all Knoll employees.